EXHIBIT 99.1

UNITED STATES ANTIMONY CORPORATION PO Box 643 47 Cox Gulch Rd. Thompson Falls, Montana 59873-0643 406-827-3523 FAX: 406-827-3543 E-Mail tfl3543@blackfoot.net

U. S. ANTIMONY FORECASTS PRODUCTION FOR 2013

December 17 2012.  Thompson Falls, Montana. United States Antimony Corporation (“USAC”, NYSE MKT “UAMY”) announced its antimony production target for 2013 is as follows:

	2012	2013
Estimated Forecast
Antimony (millions of pounds)	1.4	3.0

The increased output will be from seven recently prepared mining faces at Los Juarez over a strike length of one mile.  In order to process the mine output, USAC has been increasing its Mexican milling and smelting capacity.  Installation of a 150 short ton per day (stpd) flotation mill was completed in 2012.  A 75 stpd parallel gravity circuit will be completed in Q4 2012.  In 2013, a 500 stpd flotation mill will be installed for a total projected capacity of 725 stpd.  Mexican smelting capacity was increased by 100% by the end 2012.  The installation of a natural gas pipeline is scheduled for Q3 2013 which will reduce Mexican smelting costs by 35%. The majority of the expenditures for the expansions were incurred in 2012. USAC claims no reserves at the Los Juarez property. The Company’s antimony production from its Los Juarez deposit will continue to be supplemented by feeds from other mines in Mexico and smelters in Canada and Europe.

Forward Looking Statements:
This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events, including matters related to the Company's operations, pending contracts and future revenues, ability to execute on its increased production and installation schedules for planned capital expenditures and the size of forecasted deposits. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties. In addition, other factors that could cause actual results to differ materially are discussed in the Company's most recent filings, including Form 10-KSB with the Securities and Exchange Commission.